Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 23, 2007 with respect to the financial statements of Principal Life Insurance Company Variable Life Separate Account, (2) dated March 5, 2007 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 5, 2007, with respect to the financial statement schedules of Principal Life Insurance Company in Post-Effective Amendment No. 7 to the Registration Statement (Form N-6, No. 333-89446) of Principal Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Benefit Variable Universal Life.



                                                    /s/ERNST & YOUNG LLP


Des Moines, Iowa
April 27, 2007